Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL and of the type of information that the registrant treats as private or confidential AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY, IF PUBLICLY DISCLOSED.

OPERATOR AGREEMENT

This Operator Agreement (this “Agreement” or “Lease”) is entered into as of the date set forth in Section 1.1 by and between Landlord and Tenant.

ARTICLE 1 - BASIC LEASE PROVISIONS

1.1	Effective Date: December 10, 2025.

1.2	Landlord: VENU HOLDING CORPORATION, a Colorado corporation (or an affiliate thereof).

1.3	Tenant: LIVE NATION WORLDWIDE, INC., or an affiliate.

1.4 Tenant’s Trade Name: Any name/trade name during the Term as determined by Tenant in its sole and absolute discretion (Article 9).

1.5 Project: That certain project to be developed by Landlord known as the “[McKinney Amp]”, a first-class outside live entertainment venue (the “Project”), as depicted on the site plan attached hereto as Exhibit A (the “Site Plan”).

1.6 Premises: The “Sunset Amphitheater at McKinney” (the “Premises”), to be constructed pursuant to the terms of this Lease with a sellable capacity of 20,000 (18,000 Tenant manifest plus the Fire Pit Suites) and an indoor, seated general admission area. The parties acknowledge and agree that code capacity shall be larger than sellable capacity and such code capacity will be shown in greater detail on the Site Plan contained and attached hereto as Exhibit A.

1.7 Term: Five (5) years commencing on the Commencement Date, with four (4) successive options to extend the Term for additional five (5)-year periods upon the terms of Article 3. (Article 3)

1.8 Time to Complete Tenant’s Work: Ninety (90) days following “Substantial Completion of the Premises” (as defined herein); such period being the “Start Up Period”. (Article 4)

1.9 Base Annual Rent: (Article 5) None (“Base Rent”). Except as expressly stated, Tenant shall not bear any costs solely. All Event Expenses or Show Expenses are charged to the Co-Pro Pot (as defined herein), and all other costs are borne solely by Landlord.

1.10 Per Ticket Rent: During the Term, ticket rent shall be payable in an amount equal to [***] Dollars ($[***]) per paid ticket (inclusive of the required [***] Dollar ($[***]) per paid ticket allocatable to the City of McKinney) to each public event held by Tenant at the Premises on a per paid ticket basis (“Per Ticket Rent”) pursuant to Section 5.2 below. The Per Ticket Rent shall increase [***] at each annual anniversary of the Commencement Date. Generally Accepted Accounting Principles (“GAAP”) shall govern the timing, inclusion and exclusion of individual cost items or sources of revenue for purposes of calculating any variable rent in this Lease (including, without limitation, as applicable, rent based on ticket sales, parking revenue, sponsorship or naming rights revenue, sales of food, beverages and merchandise, or pass-through costs from Landlord such as real estate taxes, common area maintenance charges and insurance). In the event of any conflict between GAAP determinations and specific provisions in the variable rent sections of this Lease, GAAP determinations shall govern. For the avoidance of doubt, Per-Ticket Rent shall not apply to private, corporate, or other non-public Events, even if such Events are ticketed.

1.11 Revenue Share. In each Year during the Term, Tenant shall be entitled to [***] percent ([***] %) of the Venue Profits (defined below) for that Year of up to [***] Dollars ($[***]) (the “Profit Threshold”) and [***] percent ([***]%) of any Venue Profits for that Year exceeding the Profit Threshold. If there are Venue Profits, Tenant shall calculate Venue Profits on a monthly basis and pay Landlord its share of Venue Profits monthly in arrears, within 45 days of the completion of the last Event in any calendar month. By way of example, if the last Event in the month of October plays off on October 31, Tenant shall pay Landlord its share of Venue Profits by December 15 (the “45-Day Payment Cycle”). If there are Venue Losses, Tenant shall send a written notice to Landlord setting forth Landlord’s share of such Venue Losses, and Landlord shall reimburse Tenant for its share of such Venue Losses within 30 days of the date of such notice. In the event there are Event Expenses not captured in Tenant’s monthly settlement, Tenant shall have the right to assess those Event Expenses as deductions from future distributions of Venue Profits to Landlord or, to carry such expenses forward as Venue Losses, as the case may be. For any partial Year during the Term, all Venue Profits and Venue Losses, and the Profit Threshold, shall be prorated based on the number of days of the Term occurring in such Year.

1.12 Use of Premises; Exclusivity: The Premises may be used (the “Permitted Use”):

(a) as an entertainment facility for the showing of live music performances and/or other entertainment (each an, “Event”);

(b) as a restaurant/bar and/or event space selling food and beverages for consumption both on and off the Premises, including food storage, preparation, service and consumption and the sale of beer, wine and alcoholic beverages for on-site consumption;

(c) for the retail sale of general merchandise of Tenant and/or its affiliates; and/or

(d) for any other commercial and retail uses similar to that offered in Tenant’s or Tenant’s affiliates other locations including but not limited to VIP and private dining and meeting rooms and facilities; DJ performances and related events; private rentals, parties and events; product exhibitions; meetings, fund raising events and charity events; broadcasting and recording of music and other forms of entertainment; concessions and other facilities for the sale of merchandise related to the other operations or events at the Premises; exhibitions and showings of pay-per-view events and events for viewing on a screen or in an auditorium generally; and the display and sale of works of art, videotapes, promotional items, music, CD’s, DVD’s and other items sold generally from time to time at entertainment venues. Tenant shall have no obligation to continuously operate any specific Event or activity from the Premises.

1.13 Insurance Limits: Three Million Dollars ($3,000,000.00) combined single limits of comprehensive or commercial general liability coverage. (Article 13)

1.14	Brokers: None. (Article 20)

1.15 Notices: (Article 20)

To Landlord:

Venu Holding Corporation

1755 Telstar Dr., Suite 501

Colorado Springs, CO 80920

Attention: President

To Tenant:

At the Premises. To be provided

Attention: General Manager Telephone: [_]

e-mail: [___________ ]

With a copy to:

Venue Nation – Legal

325 N. Maple Drive

Beverly Hills, CA 90210

Attention: Chief Counsel; Real Estate

1.16 Security Deposit, Promotional, Advertising and Grand Opening Charges: None.

1.17 Expected Delivery Date: On or before March 15, 2027, subject to the terms and conditions contained herein, including the penalties for delay as set forth in Section 4.1.

1.18 “Adjusted Gross Revenues” shall mean all revenues received by Tenant including, without limitation, all ticket sales receipts, ticket rebates, facility fees, VIP services, net food and beverage sales, promoter profit, net venue commission from Artist merchandise sales, parking, event rental fees, and Parking/Facility Fees (defined below), net of any and all applicable sales taxes and/or commissions. Adjusted Gross Revenues shall not include monies collected for the benefit of and paid to third parties – e.g., co-promoters or gratuities for Tenant’s personnel.

1.19 “Event Expenses” or “Show Expenses” shall mean all Event Expenses directly incurred by Tenant for an Event, subject to the Landlord Obligations (defined below), including, without limitation, those incurred by Landlord as set forth in this definition below for the day-to-day operation of the Premises and booking and production of Events, amounts specifically set forth elsewhere in this Agreement, all costs of talent acquisition (including artist fees); staffing; production; required EMT costs; any costs/charges related to cancelled or postponed Events; marketing and advertising; insurance charges (or Event-related insurance charges); accounting and legal fees; fines and penalties incurred as a result of an Event; cleaning and janitorial fees; operating supplies; computer software and hardware; internet, telephone and communications equipment rental; alterations within Tenant’s scope of responsibilities; travel and entertainment expense related to Events only; security; service agreements; ticketing; and all other non-capital expenses incurred in opening, operating and managing the Premises. The Parties acknowledge and agree that certain Tenant tours will have expenses associated with them beyond artist’s costs, commonly referred to as touring supply overhead (“TSO”), which are costs allocated to cover tour reps and such other costs required to acquire and operate the applicable tour. TSO will be included in Event Expenses, but subject to a maximum of $[***] per show and shall not exceed actual costs.

1.20 Co-Pro Costs. “Co-Pro Costs” means the costs and expenses chargeable to the Parties’ co-promotion for an Event that are deducted before any distribution. “Co-Pro Costs” are the “Event Expenses”/”Show Expenses” defined in §1.19, to include: (a) Artist Costs (as defined herein) and Tenant’s Event-related administrative and staffing costs allocable to the Event; (b) touring supply overheard up to $[***] per Event; (c) Per Ticket Rent; (d) marketing, production, ticketing and settlement costs; (e) utilities, janitorial, and Event-day security; and (f) other customary direct Event costs agreed by the Parties in writing. “Co-Pro Costs” expressly exclude Landlord-Only Costs: (i) Capital Expenditures and Repairs & Maintenance (including those required by Law), (ii) insurance, (iii) real property/ad valorem taxes, and (iv) Fire Pit Suites costs allocated to Landlord under §2.2.

1.21 Co-Pro Pot. “Co-Pro Pot” means, for any Event, the aggregate pool into which (a) all Event-related revenues that are required to be shared between Landlord and Tenant under this Lease less (b) all Event Expenses/Show Expenses and Co-Pro Costs allocable to that Event, with the resulting balance to be applied, settled and distributed in accordance with this Lease as Venue Profits or Venue Losses. The Co-Pro Pot shall exclude (i) Fire Pit Suites revenues and costs allocated to Landlord under §2.2, (ii) sponsorship and naming-rights revenues that this Lease designates as retained and not shared, and (iii) pass-throughs collected for third parties, including sales/admission taxes, artist merchandise remittances, gratuities and other sums expressly excluded from Adjusted Gross Revenues.

1.22 Venue Losses. “Venue Losses” shall mean when there are insufficient Adjusted Gross Revenues to pay the full amount of the Event Expenses.

1.23 Venue Profits. “Venue Profits” shall mean when Adjusted Gross Revenues exceed the full amount of the Event Expenses.

1.24 Artist Costs. “Artist Costs” shall mean (i) requirements of the artist’s rider and (ii) any artist bonuses, escalators, overages, or other contingent compensation allocated to the Event under the applicable artist agreement.

ARTICLE 2 - PREMISES

2.1 Premises. Landlord leases to Tenant and Tenant leases from Landlord, for the “Term” (as defined in Article 3) and upon the covenants and conditions set forth in this Lease, the Premises described in Section 1.6. Notwithstanding anything contained in this Lease to the contrary, the Premises shall be deemed to include and Landlord shall deliver the appurtenant areas, including the truck and bus loading, unloading, trash/recycling areas and parking depicted in Exhibit A and Exhibit E, the roof, floor slab, foundations, structural safety railings, exterior walls, fire protection systems and vertical transportation including escalators, stairs and elevators, area development and site utilities which are a part of or immediately adjacent to the Premises. Tenant shall also have the exclusive right to use the roof and exterior walls of the Premises, together with all outdoor seating and terrace areas serving the Premises, except the Fire Pit Suites (as defined herein below). Landlord represents, warrants and covenants that the Premises shall meet the minimum assembly occupancy requirements as set forth in Exhibit B. It is the intent of the parties that the Premises will be multifunctional to allow for varied entertainment and private events such as musical concerts, comedy acts, club nights, film debuts, film festivals, art festivals, corporate rentals, public rentals for functions such as school musicals, graduations and ceremonies, all with capacities up to the lawful maximum depending on the specific use and configuration of the spaces within the Premises, and in accordance with, and permitted by applicable law. As more practically set forth in and subject to the Final Plans (defined herein), the foregoing includes Landlord providing loading dock facilities and freight elevators for Tenant’s use (without additional charge) in accordance with the approved plans, and in connection with events at the Premises, Tenant will have the exclusive right to use designated loading dock facilities during load-in and load-out for events and during the events, including, without limitation, the right to leave trucks and artists buses in the loading dock during events subject to certain limitations to provide circulation around the Project and maintaining of ingress and egress on the adjacent roadways, the plan for which shall be approved by the parties.

2.2 Fire Pit Suites. Landlord and Tenant acknowledge and agree that the Premises shall contain a so-called “Fire Pit Suites” premium seating area. All revenues derived from Fire Pit Suites, including without limitation ticket sales, food and beverage sales, and suite license fees, shall be excluded from Adjusted Gross Revenues, Co-Pro Pot, and all Rent calculations under this Lease. If, in Tenant’s judgment, the Fire Pit Suites materially impair artist relations, production quality, or booking opportunities, and Tenant provides written notice thereof, Landlord shall promptly implement commercially reasonable operational changes to address such issues. If such issues persist in a manner that, in Tenant’s judgment, impacts Tenant’s ability to book or present Events, Tenant shall have the right to terminate this Lease without penalty upon written notice. If all Fire Pit Suites are sold out, Tenant shall have the right, in its sole discretion, to sell season seats in the Premises notwithstanding any contrary restrictions. All costs concerning the sales, fulfillment, and hospitality services for the Fire Pit Suites shall not be Event Expenses and shall be borne 100% by Landlord. Notwithstanding anything contained herein to the contrary, inventory from unsold Fire Pit Suites used for public-facing sales or same-day upgrades shall be treated as Adjusted Gross Revenues and included in Co-Pro Pot revenues. Prior to exercising any such right or remedy as it relates to the Fire Pit Suites, Tenant shall first meet and confer with Landlord in good faith to discuss alternative operational adjustments to mitigate the identified issues.

ARTICLE 3 - TERM

3.1 Term. This Lease shall be effective from and after the Effective Date specified in Section 1.1. The term of this Lease (“Term”) shall commence on that date (the “Commencement Date”) which is the earlier of: (a) the date Tenant initially opens for business to the public in the Premises; or (b) the day following the end of the Start Up Period. The Term shall continue, unless sooner terminated in accordance with the provisions of this Lease, for the number of Lease Years specified in Section 1.8 from the Commencement Date (if the Commencement Date is the first day of a calendar month) or from the first day of the calendar month following the month in which the Commencement Date occurs (if the Commencement Date occurs on a day other than the first day of a calendar month). For purposes of this Lease, “Lease Year” shall mean each twelve (12) month period beginning with the Commencement Date (or the first day of the first full calendar month following the Commencement Date if the Commencement Date is other than the first day of a calendar month). If the Commencement Date is other than the first day of a calendar month, the partial month will be considered a part of the first month of the first Lease Year.

3.2 Inspection Period. Tenant shall have a one hundred eighty (180) day inspection period commencing on the later of (i) the Effective Date and (ii) Tenant’s receipt of all Due Diligence Materials (as defined below). Landlord shall deliver the Due Diligence Materials within ten (10) business days after execution, shall provide reasonable access for inspections and testing, and each day of failure to deliver such materials or access shall toll the Inspection Period day-for-day. “Due Diligence Materials” means all documents, data, reports, studies, contracts, and correspondence in Landlord’s possession or control relating to the Premises, Project, and Venue operations, including, without limitation, title and survey materials, geotechnical and environmental reports, structural/MEP drawings, Final Plans and all permit applications/approvals, traffic and parking plans as outlined herein, sound/noise studies as outlined herein, tax assessments, and all agreements (concessions, suites, sponsorship, parking) and any updates reasonably necessary for Tenant to evaluate and confirm the Conditions Precedent in Section 3.3. If, prior to expiration of the Inspection Period, any condition set forth in Section 3.3 or 3.4 below is not satisfied or waived in Tenant’s sole discretion, Tenant may terminate this Lease without fee or penalty, and Landlord shall reimburse Tenant for Tenant’s actual, reasonable, out-of-pocket diligence costs owed to third parties within thirty (30) days after invoice. Extensions of the Inspection Period under this paragraph shall proportionally extend dates tied to the Noticed Delivery Date and the Required Delivery Date, and all existing delivery credits, liquidated damages, step-in rights, and termination rights remain in full force.

3.3 Conditions Precedent. In addition to those conditions outlined above, the following conditions (each, a “Condition Precedent”) must be satisfied, or waived in writing by Tenant in its sole discretion, on or before the applicable dates set forth below. If any Condition Precedent is not satisfied or waived within the applicable time period, Tenant may, by written notice to Landlord, terminate this Agreement without payment of any penalty, fee, or liability of any kind:

●	Parking and Traffic Operations. Prior to the Commencement Date, Landlord shall ensure that the parking and traffic operations for the Venue meet the standards typically observed at comparable amphitheaters in the United States, such that there are no material ingress/egress inefficiencies and no documented customer dissatisfaction relating to parking or traffic operations, as determined by Tenant.

●	Unmanifested Inventory / Empty Box Seats. Prior to the Commencement Date, Landlord shall provide written evidence satisfactory to Tenant that commercially reasonable measures are in place to prevent the regular occurrence of significant amounts of unmanifested inventory or visibly empty box seats during events, and to address complaints from artists, agents, or managers relating thereto.

●	Suite Ticket Resale Practices. Prior to the Commencement Date, Landlord shall adopt and implement commercially reasonable enforcement measures to prevent Fire Pit Suite owners from reselling tickets in a manner that, on a recurring basis, materially undermines primary ticket sales for Events.

●	Post-Execution Ticket Taxes and Deductions. If, after execution of this Agreement but before the Commencement Date, any new or increased ticket taxes, surcharges, or other ticketing deductions are imposed that would materially reduce the anticipated financial performance of the Venue, the parties shall have agreed on an equitable adjustment to the financial terms of this Agreement to offset such impact.

●	Noise and Sound Restrictions. If, before the Commencement Date, any governmental or quasi-governmental authority imposes new or more restrictive noise ordinances or sound restrictions that would materially impair Tenant’s ability to operate the Venue at concert decibel (dB) levels consistent with industry standards and acceptable to touring artists, the parties shall have reached a mutually acceptable resolution. The Parties shall mutually agree in advance on permissible decibel (dB) levels for Events.

●	Failure to Provide Diligence. Within ten (10) business days after execution of this Agreement, Landlord shall deliver to Tenant, at no cost to Tenant, copies of the Due Diligence Materials, as defined herein.

●	In-House Operating Expenses. Prior to the Commencement Date, Landlord shall provide written evidence satisfactory to Tenant that Landlord-controlled in-house operating expenses (excluding event-related costs) shall not exceed an amount to be mutually agreed upon by the Parties.

3.4 Post Commencement Termination Rights. In addition to Tenant’s termination rights with respect to the Conditions Precedent prior to the Commencement Date, if at any time after the Commencement Date any of the Conditions Precedent set forth above cease to be satisfied in a material respect (such materiality to be determined at Tenant’s sole discretion), and such failure continues beyond the applicable cure period, Tenant shall provide written notice to Landlord of such failure, and, after the parties have in good faith have met and conferred on such failure and the commercially reasonable remedies available, Tenant shall have the right to terminate this Agreement upon written notice to Landlord without payment of any penalty, fee, or liability of any kind. This right shall be ongoing throughout the Term and shall apply to each of the enumerated Conditions Precedent, including, without limitation, parking and traffic standards, suite ticket resale practices, ticket tax adjustments, noise and sound restrictions, provision of Due Diligence Materials, and limits on in-house operating expenses as set forth in Section 3.3 above.

3.5 Extension Options. Tenant shall have the option (“Option”) to extend the Term of this Lease for the additional period(s) set forth in Section 1.8 of this Lease (each such period being referred to herein as an “Option Term”) only by giving Landlord written notice at least one hundred eighty (180) days before the expiration of the Term. All of the terms, covenants, conditions, provisions and agreements applicable to the initial Term shall be applicable to the Option Term. Should Tenant fail for any reason to exercise the option by the date specified above, Tenant’s right to exercise shall not expire until thirty (30) days after written notice from Landlord to Tenant of Tenant’s failure to exercise such option (“Failsafe Notice”) given in accordance with the provisions of Section 1.15 hereof. Tenant shall have additional time through and including thirty (30) days after delivery by Landlord to Tenant of the Failsafe Notice to exercise the Option. All references in this Lease to the “Term” shall be deemed to mean the initial Term as extended by the Option Term, as applicable. The first Option Term, if exercised, shall commence at the end of the initial Term.

3.6 Right of First Offer. If Landlord desires to sell the Premises during the Term, Landlord shall first deliver written notice to Tenant (the “ROFO Notice”) stating Landlord’s intention to sell and setting forth the core economic terms (including purchase price and other material business terms) upon which Landlord would be willing to sell the Premises. Tenant shall have thirty (30) days from receipt of the ROFO Notice to deliver written notice to Landlord electing to purchase the Premises upon such terms (the “ROFO Exercise Notice”). If Tenant timely delivers a ROFO Exercise Notice, Landlord and Tenant shall negotiate in good faith and execute a purchase and sale agreement consistent with the ROFO Notice, and closing shall occur within sixty (60) days thereafter (or such longer period as may be mutually agreed). Tenant may elect to assign its rights under this Section to its parent, any subsidiary, or any other entity at least fifty percent (50%) owned, directly or indirectly, by Tenant or its parent. If Tenant does not timely deliver a ROFO Exercise Notice, or if Tenant delivers a written notice rejecting the ROFO Notice, Landlord shall thereafter be free, for a period of one hundred eighty (180) days, to sell the Premises to a third party on terms no less favorable to Landlord than those set forth in the ROFO Notice. If Landlord does not consummate a sale within such one hundred eighty (180)-day period, the rights set forth in this Section shall be reinstated and shall again apply to any proposed sale of the Premises.

This Section 3.6 shall not apply to a sale or transfer of the Premises by Landlord as part of a larger transaction that constitutes a Change of Control of Venu Holding Corporation (the parent corporation of the Landlord) (“Parent”). “Change of Control” shall mean (A) any consolidation or merger of Parent with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares or capital stock of Parent immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (B) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a “person” or “group” (within the meaning of Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of Parent’s capital stock if, after such closing, such person or group would become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity); or (C) a sale, transfer or other disposition of all or substantially all of the assets of Parent.

ARTICLE 4 - POSSESSION AND CONSTRUCTION

4.1	Plans, Final Plans, Substantial Completion and Delivery Date.

(a) Landlord, at its sole cost and expense, shall prepare and furnish to Tenant prior to the thirtieth day after the execution of this Agreement, for Tenant’s review and approval (not to be unreasonably withheld, conditioned or delayed) detailed turn-key plans and specifications as specified in the scope of work attached hereto as Exhibit D and including the “Operational Elements” as shown in Exhibit E (including, without limitation, finishes and equipment manufacturer and model numbers) for the initial improvements and first-class construction of the Premises, including, without limitation, all necessary utility, mechanical, electrical, plumbing, life-safety, structural, non-structural and other disciplines as may be necessary to design and construct the Premises (collectively the “Plans”). Landlord acknowledges and agrees that the Plans shall include, without limitation, full design and specifications for (i) a first-class quality entertainment venue having a sellable capacity of at least 20,000 patrons (inclusive of the Firepit Suites) (the parties acknowledge and agree that code capacity shall be larger than sellable capacity and such code capacity will be shown in the applicable Exhibit to be attached subsequent to the Effective Date) and (ii) the Operational Elements as described herein and meeting Tenant’s sound and vibration specifications. Tenant’s failure to provide written notice to Landlord of any requested modifications to the Plans within the thirty (30) business day (or longer if mutually agreed to by Landlord and Tenant) review period shall constitute acceptance of the Plans. In a timely manner, but in no event longer than thirty (30) business days (or longer if mutually agreed to by Landlord and Tenant) following Landlord’s receipt of such notice from Tenant, Landlord shall modify the Plans, if required by Tenant, and cause them to be filed with the appropriate building department (if applicable). Landlord shall thereafter diligently act to procure all necessary permits and approvals, including making any modifications to the Plans required by the building department; provided that any such modifications shall be subject to Tenant’s review and approval thereof (such final filed, approved and permitted Plans are hereinafter referred to as the “Final Plans”). Upon the issuance of such permits and approvals, Landlord shall furnish copies thereof to Tenant, and Landlord shall proceed with construction of the Premises and Operational Elements in strict accordance with the Final Plans and the Construction Schedule (attached hereto as Exhibit C) diligently and continuously until completion. For the purposes of this Lease, the term “Landlord’s Work” (including the Operational Elements) shall mean all those matters depicted, described and reasonably inferred from the Final Plans. As part of Landlord’s Work, Landlord shall install separate meters for all utilities serving the Premises so that such meters will reflect utilities consumed only at the Premises, and all utilities shall be in capacities, at locations and distributed throughout the Premises as Tenant may require. The Premises with Landlord’s Work completed shall be in compliance with all applicable laws, rules, regulations, ordinances, licenses, and permits regarding the Premises and the Permitted Uses. Landlord’s Work, including, without limitation, all soft and hard costs therefor, shall be the sole responsibility of Landlord and effected at Landlord’s sole cost. Furthermore, Landlord shall fully warranty all of Landlord’s Work for one (1) year from the Commencement Date and additionally shall warranty all mechanical, electrical and plumbing systems on the Premises for five (5) years from the Commencement Date.

(b) The term “Substantial Completion of the Premises,” as used in this Lease, shall mean the date (the “Delivery Date”) on which all of the following have occurred: (i) Landlord’s delivery of the Premises to Tenant with Landlord’s Work “Substantially Completed” (meaning when such work is subject only to minor punch list items capable of being completed within ninety (90) days) in accordance with the Construction Schedule and the Contract Documents attached hereto as Exhibit C (and including all utilities installed and in working order); (ii) Landlord’s completion of all material portions of the exterior façade of the Building in which the Premises are located in accordance with Landlord’s Work; (iii) receipt of all “Permits” (as defined below) without any restriction that would unreasonably impact Tenant’s Use, which, other than permits for Tenant’s Work, Tenant’s specific signage and liquor licenses shall be the sole responsibility of Landlord; (iv) the receipt by Tenant of a Subordination, Non-Disturbance and Attornment Agreement from the holders of all mortgages, deeds of trust and ground leases affecting the Development in the form attached hereto as Exhibit F or otherwise in form reasonably acceptable to Tenant; (v) the receipt by Tenant of a leasehold title insurance policy, subject only to exceptions approved by Tenant, written with liability in an amount acceptable to Tenant and issued by a title company acceptable to Tenant; and (vi) Landlord has provided Tenant with at least ninety (90) days’ prior written notice of the exact Delivery Date (the exact Delivery Date set forth in such notice is referred to herein as the “Noticed Delivery Date”).

In the event that Substantial Completion of the Premises has not occurred on or before earlier of the Expected Delivery Date, the Noticed Delivery Date or the date which is one hundred eighty (180) days following the Expected Delivery Date (the “Required Delivery Date”), then Tenant shall have no obligation for any amounts due and payable under this Lease from and after the Commencement Date. Additionally, at its sole cost, Landlord shall reimburse Tenant for all reasonable, documented out-of-pocket expenses incurred from and through the Required Delivery Date, including, without limitation, related to its anticipated operations of the Premises, such as artist booking fees and ticket refunds.

(c) “Permits” means all permits, licenses, and approvals of governmental authorities required for Landlord’s Work, Tenant’s Work, the Project and the Permitted Use(s), including without limitation, zoning approvals and permits (including conditional use permits), building permits, business and operational permits (including state and local full beverage on-premises liquor licenses, and any required entertainment permits), occupancy permits and certificates of occupancy, environmental permits and approvals (if any), and governmental approvals, including public approvals required for the Operational Elements. In connection with any of the foregoing, Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all permits and approvals in connection with Tenant’s construction, signage, liquor licenses (including expedited processing) and use and occupancy of the Premises. Landlord shall also cooperate and work closely with Tenant and its representatives, shall provide copies of any and all correspondence and/or applications to Tenant (or its representative) for review and comment prior to filing any such applications or sending any such correspondence to any of the applicable governmental or quasi-governmental authorities and Landlord shall notify Tenant (or its representatives) of any meetings or hearings in connection with any of the foregoing and Tenant shall participate in such meetings or hearings. Landlord further agrees to strictly and promptly comply with the requests of the applicable alcoholic beverage commission, applicable local zoning or planning jurisdictions and all similar regulatory agencies in connection with the proposed use specified in Section 1.12, including without limitation, Tenant’s procurement of its liquor licenses for use at the Premises. Notwithstanding anything contained herein to the contrary, Landlord is solely responsible for all design, permitting and construction of the Premises at a code occupancy of 20,000. Landlord’s failure to provide and/or maintain this code occupancy will result, at Tenant’s sole election, in either an adjustment of Base Rent, commensurate with the proportionate reduction of occupancy of the Premises or Tenant’s right to terminate this Lease.

4.2 Standard of Design and Construction. Landlord shall design, permit, and construct the Venue and all Improvements in a first-class manner consistent with best practices for modern touring amphitheaters of comparable size and quality, using new, good-quality materials and competent contractors, free of defects, and in compliance with Laws and the Approved Plans.

4.3 Delivery of Possession. Subject to the terms of this Lease, Tenant shall accept possession of the Premises from Landlord upon the Delivery Date and shall use diligent efforts to train all employees and to ensure operational compliance during the Start Up Period.

4.4 Covenants, Conditions Restrictions and/or Declaration of Condominium. Landlord represents, warrants and covenants that any recorded covenant, condition or restriction or condominium declaration at any time affecting any portion of the Project or Development shall not encumber the Premises, any property within the Project, any portion of the Development, in each case over which Tenant has any rights pursuant to this Lease, or any use of the Premises proposed by Tenant under this Lease, and this Lease, any modifications and extensions hereof, and all rights of Tenant hereunder, shall not be subject to any such condominium declaration.

ARTICLE 5 - RENT

5.1 Base Rent. There is no base rent due under this Lease.

5.2 Per Ticket Rent. Tenant shall have the exclusive right to perform or contract for all ticketing activities at the Premises (each such event is a “Ticketed Event”). During the Term, for each paid ticket sold for a Ticketed Event promoted by Tenant (less any refunded paid tickets), the amount specified in Section 1.11 (“Per Ticket Rent”) shall be paid by Tenant to Landlord monthly in arrears within fourteen (14) business days after the end of each calendar month, which amount may be reflected as a ticket surcharge or merely paid as contingent rent at Tenant’s sole discretion. (For clarification, the Per Ticket Rent shall not apply to special events, private events, fundraisers, and other similar events, even if ticketed.) For the avoidance of doubt, the [***]-Dollar ($[***]) per-ticket rent is an Event Expense chargeable to the Co-Pro Pot.

5.3 Facility Management Fee. In addition to Per-Ticket Rent, Tenant shall assess a facility management fee of [***] Dollars ($[***]) per Ticket sold for admission to each Ticketed Event at the Premises (the “FMF”), to be included in Adjusted Gross Revenues and the Co-Pro Pot for purposes of calculating Venue Profits, and shall not constitute additional rent or be treated as Event Expenses (except for applicable sales/admission taxes, if any).

5.4 Parking Fees. Tenant shall have the exclusive right to manage and collect all parking fees, if any, charged in connection with Events held at the Premises (“Parking Fees”). The amount and structure of Parking Fees shall be mutually agreed upon by Landlord and Tenant prior to implementation. All Parking Fees shall be deemed included within Adjusted Gross Revenues and the Co-Pro Pot and shall be distributed between the Parties in accordance with the profit-sharing provisions of this Lease.

5.5 Revenue Share. In accordance with Section 1.11 above, for each Year of the Term, Tenant shall be entitled to [***] percent ([***]%) of the Venue Profits (defined below) below up to [***] Dollars ($[***]) (the “Profit Threshold”) and [***] percent ([***]%) of any Venue Profits exceeding the Profit Threshold. If there are Venue Profits for any given month during the Term, Tenant shall pay Landlord its share of Venue Profits monthly in arrears, within 45 days of the completion of the last Event in any calendar month. Tenant shall retain records and reconciliation statements showing the actual Venue Profits and Venue Losses in accordance with commercially reasonable standards.

5.6 Books and Records. All ticket receipts and other Event-related gross receipts (including facility fees, rebates, parking, concessions shares, and Event rentals) shall be collected by Tenant or Tenant’s designated ticketing/POS provider as merchant of record and deposited into one or more accounts controlled by Tenant. Landlord shall not collect or direct collection of any Event receipts. Tenant shall settle amounts due to Landlord strictly through the profit-share and other payment mechanisms in this Article 5 (including the 45-Day Payment Cycle). Landlord shall execute reasonable direction letters and refrain from granting liens or assignments that would divert Event receipts away from Tenant. This Section does not alter the existing exclusions for Sponsorship and Fire Pit Suites. Tenant shall keep at the Premises or at Tenant’s corporate office, full and accurate books of account and records with respect to ticket sales from the Premises in accordance with the accounting methods used by Tenant and its affiliates with regard to ticket sales at its other venues; provided, however, that ninety (90) days after Landlord receives any Per Ticket Rent, the number of tickets shown as sold with respect to such Per Ticket Rent shall be conclusive.

ARTICLE 6 - Ticket Commitment

6.1 Annual Ticket Target. Landlord acknowledges and agrees that this Lease does not constitute an agreement to book or arrange any specific artist or event at the Premises and that all bookings are subject to scheduling, logistics and artist preference. Tenant will use commercially reasonable efforts to sell a minimum of [***] tickets annually starting in the first full Year (the “Annual Event Target”), in each case pro-rated for any partial Year, and reduced accordingly for the number of Landlord Reserved Events (as defined below) booked by Landlord on dates that Tenant would have otherwise booked Events. All paid tickets for any Event booked by Tenant count toward the Annual Event Target. Notwithstanding anything contained herein to the contrary, the Annual Event Target shall be subject to Force Majeure Events, alterations and Landlord’s default of this Lease by Landlord. For clarity, there shall be no minimum ticket price requirement for purposes of meeting the Annual Event Target, provided that, ticket prices shall be set by Tenant for each Event consistent with standard industry practices.

6.2 Shortfall Fee. The failure to meet the Annual Event Target during any Year during the Term shall result in Tenant being obligated to pay to Landlord a fee calculated in the amount of [***] dollars ($[***]) multiplied by the difference between [***] and the number of tickets sold in the applicable Year (the “Event Target Shortfall”). Such fee shall be due and payable by January 31 in the year following the Year in which the Event Target Shortfall occurred (the “Shortfall Fee”). As an example (and for purposes of illustration only), if in a given Year only [***] tickets are sold, the Event Target Shortfall would be [***] tickets, and the Shortfall Fee would equal $[***] ([***]× $[***]), payable by January 31 of the following Year.

6.3 Landlord Reserved Events.

(a) Landlord may schedule an unlimited number of Live Entertainment Events, as defined herein, subject to Tenant’s booking calendar and holds (“Landlord Reserved Events”). All Landlord Reserved Events shall be booked and operated exclusively by Tenant, included in Adjusted Gross Revenues, and settled with Event Expenses as provided in this Lease. Tenant’s booking authority is limited to contracting with Artists and their representatives for date holds and performance agreements for the Premises and does not create any broader agency or relationship with Landlord. All paid tickets for Landlord Reserved Events booked pursuant to this Section count toward the Annual Event Target. As it relates to Landlord Reserved Events, Tenant may notify Landlord that it elects to opt out of such event, and, in such case Landlord shall be entitled to receive all Event Revenues for that Landlord Reserved Event, and shall bear all Expenses for that Landlord Reserved Event. “Live Entertainment Event” means a live entertainment performance featuring recording artists, comedians, bands, musical acts, or other entertainers that are of a caliber and commercial appeal consistent with acts that perform at, or that Tenant reasonably believes are capable of performing at, amphitheaters in the United States with capacities of 15,000 or more patrons, as determined in Tenant’s sole but reasonable discretion based on various research, history, and other internal metrics.

(b) In addition to Live Entertainment Events, and subject to Tenant’s booking calendar and holds:

(i) Landlord may schedule films, visual (or streaming video) presentations, artists and performers that do not regularly tour outside of the greater Dallas-Ft. Worth metropolitan area, performing arts events and other similar events or performances at the Premises (together “Non-Traditional Venue Events”). All paid tickets for Non-Traditional Venue Events booked pursuant to this Section do not count toward the Annual Event Target. As it relates to Non-Traditional Venue Events Landlord shall be entitled to receive all Event Revenues for that Non-Traditional Venue Event, and, shall bear all Expenses for that Non-Traditional Venue Event.

(ii) Upon sixty (60) days or greater notice to the Tenant, the City of McKinney (or any instrumentality thereof) may utilize the Premises for Events it organizes and operates. To the extent any such Events are ticketed, such tickets do not count toward the Annual Event Target and to the extent there is Event Revenue or Expenses related to any such Event, unless otherwise agreed by the parties, Tenant shall not share in any Event Revenues nor bear any Expenses such Events.

(iii) Landlord and Tenant acknowledge that the Non-Traditional Venue Events shall be considered ancillary in nature and shall not increase Tenant’s obligations or diminish Tenant’s rights under the Agreement.

ARTICLE 7 - TAXES

7.1 Real Property Taxes. All real estate taxes, assessments (other than those excluded below), and governmental charges levied against the Land, the Building, or the Improvements (collectively, “Taxes”) shall be the sole obligation of Landlord. Insurance premiums shall be paid directly by Landlord and shall not be charged to Tenant except to the extent expressly included as Event Expenses under this Lease.

7.2 Rebates. Any rebates, refunds, or abatements of Taxes received by Landlord subsequent to Tenant’s payment of any tax, including, but not limited to, tax increment financing rebates or subsidies received by Landlord from the applicable taxing authority, shall be refunded to Tenant on a ratable basis within thirty (30) days of receipt by Landlord. Any such rebate, refund or abatement realized by Landlord prior to payment by Tenant shall result in an immediate reduction in Taxes then due to Landlord.

ARTICLE 8 - UTILITIES

8.1 Utilities. Landlord shall, at its sole cost and expense, provide and pay for all utilities and services necessary for the operation of the Premises, including without limitation electricity, water, sewer, natural gas, trash, telecommunications, and data service. Tenant shall have no obligation to pay for any utilities, whether directly metered or otherwise, except as may be expressly agreed by Tenant in writing.

8.2 Utility Capacity. Landlord covenants that all utility systems serving the Premises shall have sufficient capacity to support live entertainment events consistent with industry standards, and shall be maintained in good working order at all times.

8.3 Section 8.3 Failure of Utilities. Any interruption, failure, or inadequacy of utility service shall entitle Tenant to abatement of Per-Ticket Rent, Facility Management Fees, and any applicable Co-Pro Pot calculations under Article 3 and Article 5, and such outages shall not count toward Tenant’s ticket minimums.

ARTICLE 9 - TENANT’S CONDUCT OF BUSINESS

9.1 Permitted Trade Name and Use. Tenant shall use the Premises under the trade name specified in Section 1.4. Tenant shall have the right to use the Premises for the Permitted Use specified in Section 1.12.

9.2 Exclusive Booking; Agency. Tenant shall exclusively book the Premises and make all offers to Artists on behalf of Landlord for all Events at the Premises. Tenant’s booking authority is limited to contracting with Artists and their representatives for date holds and performance agreements for the Premises and does not create any broader agency or relationship other than as contemplated herein.

9.3 Booking Commission; Ticket Credit. Solely for each Landlord Reserved Event, Tenant shall be paid a booking commission equal to [***] percent ([***]%) of the Artist’s guaranteed fee for any Landlord Reserved Event (the “Booking Commission”); provided that, in the event any Landlord Reserved Event does not result in gross ticket sales in an amount equal to or greater than the Artist’s guaranteed fee the Booking Commission shall not exceed $25,000. All tickets sold for all Landlord Reserved Events at the Premises shall count towards the Annual Ticket Target.

9.4 Concessions. Landlord shall pay a fee to Tenant for each Event equal to the greater of: (a) [***] percent ([***]%) of After-Tax Gross Concession Receipts, or (b) Net Concessions Proceeds. “After-Tax Gross Concession Receipts” means the total revenue actually collected from the sale of concession items and catering items at an Event, net of sales, use, excise, or similar transaction taxes collected from customers. “Net Concessions Proceeds” means After-Tax Gross Concession Receipts minus Concessions Operating Costs. ‘Concessions Operating Costs’ means, by way of example, the cost of food and beverage products sold during an Event, the pro rata share of the cost of small wares, paper goods, plates, cups, and cleaning supplies used during an Event, the pro rata share of hourly labor and fringe benefit expenses incurred during an Event, and payment-processing/merchant fees deducted at the time of payment, and expressly excludes any management fees, corporate or regional overhead, Venue overhead or operating expenses that are not incurred during an Event, franchise/brand fees, non-Event labor, or other off-site or unrelated charges. “Concession Agreement” means any agreement, license, or arrangement entered into by Landlord (or its affiliate) with a third-party concessionaire governing the sale or service of food, beverage, or catering at the Premises, together with all amendments, renewals, replacements, and substitutions thereof. Amounts payable to Tenant under this Section are included in the Co-Pro Pot. Landlord shall indemnify, defend, and hold harmless Tenant and its affiliates from and against all claims, penalties, damages, fines, citations, and costs arising from or relating to, in whole or in part, the concessionaire’s operations at the Premises or the Concession Agreement, except to the extent caused by Tenant’s gross negligence or willful misconduct. Upon expiration or earlier termination of the Concession Agreement, Landlord shall promptly notify Tenant of such expiration or termination so that Tenant may select a replacement concessionaire.

9.5 Hours for Deliveries, Exclusive Trash Area, Valet Drop-Off, Queuing Areas. All deliveries, loading, unloading and services to the Premises and truck and bus parking shall be accomplished within the service areas shown on Exhibit A and Exhibit E. Landlord represents, warrants and covenants that (a) Tenant shall have the exclusive right at all times during the Term to utilize the truck/bus dock without interference for deliveries, loading, unloading, services to the Premises, truck and bus parking 24 hours per day, seven days per week and that Tenant shall have the priority right at all times during the Term to utilize the trash area depicted on Exhibit A and Exhibit E without interference 24 hours per day, seven days per week; (b) that Tenant shall have the exclusive right at all times during the Term to utilize the curb side loading area adjacent to said dock, without interference, for truck and bus loading, unloading and parking 24 hours per day, seven days per week and Landlord has obtained all governmental approvals therefor; (c) that Tenant shall have the exclusive right at all times during the Term to utilize the curb side loading area adjacent to the main entrance to the Premises for valet parking and patron drop-off during Tenant’s hours of operation at the Premises and that Landlord has obtained all governmental approvals therefor attached hereto; and (d) that Tenant shall have the exclusive right to utilize those areas indicated on Exhibit A and Exhibit E attached hereto for Tenant’s customer queuing, waiting, safe haven and related areas during Tenant’s hours of operation at the Premises.

9.6 Tenant’s Signs. Tenant shall have the right to install identity signage of size, quality and type at the Premises and the Project as set forth on Exhibit G together with promotional signage and exterior lighting as may be desired by Tenant to the maximum extent allowable by governmental requirements, as same may be modified by variance requested by Tenant. In addition, Tenant shall have the right to obtain and install identity/monument signage in locations to be approved by Landlord in its reasonable discretion. Landlord, at no cost to Tenant, shall appear with Tenant at any required governmental or quasi-governmental meetings as required to obtain Permits or variances for Tenant’s signage and use of the Premises. Tenant will cooperate with Landlord in its efforts to obtain such governmental approval for general signage rights with respect to the Premises. Landlord will cooperate with Tenant in its efforts to obtain governmental approval for Tenant’s specific signage. Except as otherwise provided in this Lease, all of Tenant’s signs shall be erected by Tenant at its sole cost and expense, and Tenant shall maintain all of its signs in good condition and repair during the Term. Landlord shall not, and shall not permit any other tenant in the Project to, place any signage on the exterior of the Premises. Landlord shall not use any trademark owned or controlled by Tenant or its Affiliates without Tenant’s prior written approval, which approval may be withheld in Tenant’s sole and absolute discretion.

9.7 Project Name. Tenant may use the name and/or logo of the Project or Development in its advertising and merchandising for the Premises. Landlord reserves the right, in its reasonable discretion and upon at least six (6) months’ notice to Tenant, to change the name and logo of the Project or Development at any time in which case Landlord shall reimburse Tenant for reasonable amounts of replacement letterhead, envelopes, business cards, billing statements, marketing materials and print ads.

ARTICLE 10 - MAINTENANCE, REPAIRS AND ALTERATIONS

10.1 Landlord’s Maintenance Obligations. Landlord shall, at its sole cost and expense, maintain, repair and replace the Premises and all portions thereof, including without limitation the foundation, roof, structural walls, columns, beams, slabs, façade, and all building systems (including mechanical, electrical, plumbing, HVAC, fire/life safety, vertical transportation, and security systems), in a first-class condition consistent with the standards of comparable amphitheaters in the United States, and in compliance with all applicable laws, codes, and ordinances. Landlord shall be responsible for all capital repairs, replacements, and improvements, and for all other maintenance and repairs of the Premises not expressly allocated to Tenant below.

10.2 Tenant’s Maintenance Election. Tenant shall not be obligated to perform any maintenance or repairs to the Premises. Tenant has the right, but not the obligation, to, after providing reasonable advance notice to Landlord, make cosmetic and non-structural repairs to interior finishes and tenant-installed trade fixtures costing not more than Fifty Thousand Dollars ($50,000) per occurrence, which costs shall be treated as Event Expenses under this Lease. Tenant shall not be required to perform, and shall have no liability for any capital, structural, roof, façade, or building system maintenance or repair. If Landlord fails to perform its obligations under this Article 10 and such failure continues beyond applicable cure periods, Tenant may (but shall not be obligated to), after providing advance written notice to Landlord, perform such work and offset the reasonable costs thereof against Rent and other amounts payable under this Lease. Any failure of Landlord to perform hereunder that materially impairs Tenant’s use of the Premises shall entitle Tenant to abatement of Per-Ticket Rent, Facility Management Fees, and Tenant’s Co-Pro Pot obligations, and such period shall be excluded from any ticket minimum calculation.

10.3 Alterations.

(a) Upon prior notice to Landlord, Tenant may perform such non-structural, interior improvements, alterations and changes to the Premises (any floor cutting requirements shall be subject to Landlord’s prior written approval) as Tenant may desire as long as such matters complement the operation of the Premises as a live music or entertainment venue.

(b) With the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), Tenant may, at its expense, perform such structural or exterior improvements, alterations and changes to the Premises as Tenant may desire. Tenant will give Landlord copies of plans for any such improvements, alterations, and changes. Tenant shall be responsible for the cost of all permitting, capital maintenance and repairs related to such Tenant requested capital improvements or alterations to the Premises. Any such improvements, alterations, and changes shall be done by Tenant at its sole cost and expense and in a good and workmanlike manner, in compliance with all applicable laws, rules, codes and regulations applicable to the Premises and lien free (and Tenant shall bond or discharge any liens promptly within thirty (30) days of same).

(c) Revenue-enhancing, non-required Alterations require mutual approval and, if approved, are funded as Event Expenses through the Co-Pro Pot unless otherwise agreed in writing.

10.4 Ownership and Removal of Improvements, Fixtures, Equipment and Furnishings. All personal property, furnishings, machinery, trade fixtures, equipment and improvements (trade or otherwise) which Tenant installs in the Premises (“Tenant’s Property”) shall remain the property of Tenant. Upon the termination or expiration of the Term, Tenant may remove Tenant’s Property from the Premises no later than the termination or expiration date; provided, however, Tenant shall have no obligation to remove any improvements, alterations, fixtures, equipment or personal property from the Premises upon the expiration of the Lease. In addition, Tenant may remove from the Premises all items and structural characteristics installed by Tenant that are indicative of Tenant’s business and may otherwise “de-identify” the Premises, as Tenant reasonably believes necessary or appropriate for the protection of Tenant’s interest in Tenant’s trademarks, trade names or copyrights. In no event shall Tenant remove or be required to remove any restrooms, flooring, ceilings, stairways or utility or electrical components located inside the walls or HVAC systems.

ARTICLE 11 – INTENTIONALLY DELETED

ARTICLE 12 - ASSIGNMENT AND SUBLETTING

12.1 Landlord’s Consent. Tenant shall have the right to assign, sublet, mortgage, encumber, pledge, hypothecate or otherwise transfer (including any transfer by operation of law) all or any part of this Lease or Tenant’s interest in the Premises (collectively “Transfer”) only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Upon any Transfer for which the consent of Landlord is required in accordance with this Article 12, the transferee shall be prohibited from violating any exclusive use rights granted to other tenants in the Project on the date the Transfer is effectuated by sublease, assignment or other written instrument. Landlord shall, promptly following Tenant’s request, inform Tenant of any such exclusive use rights.

12.2 Procedures. Should Tenant desire to enter into a Transfer which requires the prior written consent of Landlord, Tenant shall request, in writing, Landlord’s consent to the proposed Transfer at least thirty (30) days before the intended effective date of the proposed Transfer. Within fifteen (15) days after receipt of Tenant’s request for consent to the proposed Transfer, Landlord shall respond and shall have the right either to: (i) consent to the proposed Transfer; or (ii) refuse to consent to the proposed Transfer specifying in detail the reasons for such refusal. The failure of Landlord to respond within such thirty (30) day period shall be deemed Landlord’s consent to such Transfer.

12.3 Intentionally deleted.

12.4 Permitted Transfer. Tenant shall have the right to Transfer all or any part of this Lease or Tenant’s interest in the Premises to another entity, so long as that designee operates the Premises in a manner consistent with the uses permitted in this Lease without first procuring the written consent of Landlord, subject to the terms, covenants and conditions contained in this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall have the right, without Landlord’s consent, to enter into a Transfer to any subsidiary corporation of Tenant, Tenant’s parent corporation or to any other entity affiliated with Tenant, or to any entity determined by Tenant to be necessary or desirable in connection with obtaining liquor licenses for the Premises (including, without limitation, to an unaffiliated non-profit corporation), or to any entity resulting from a consolidation, reorganization or merger to a corporation acquiring all or substantially all of the assets of Tenant. Tenant shall have the right, without Landlord’s consent, to sublease a portion of the Premises in furtherance of its operation, provided that such area is operated under the same trade name as Tenant and is not separately demised. Further and notwithstanding anything to the contrary in this Lease, Tenant may hypothecate its interest in the leasehold estate in connection with the financing of business operations of Tenant or Tenant’s affiliates without Landlord’s consent. Finally and notwithstanding anything contained in this Lease to the contrary, but subject in all cases to any restrictions, limitations, or contractual obligations and relationships of Landlord related to Premises, Tenant shall have the right to grant licenses, concessions and concession services, operating/management agreements and rentals for Events, upon prior notice to Landlord. All of the matters described in this Section 12.4 shall be deemed not to be an assignment or sublease or a violation of this Lease.

12.5 No Release. No Transfer or Permitted Transfer, whether with or without Landlord’s consent, shall relieve Tenant from its covenants and obligations under this Lease, unless Tenant provides reasonable evidence that the transferee has a tangible net worth of not less than $25,000,000.00 and in which event, Tenant (and the guarantor of this Lease, if any) shall be released from all obligations and liabilities under this Lease (and the guaranty, if any).

12.6 Leasehold Mortgage. Tenant shall at all times and from time to time have the right to encumber by mortgage, deed of trust, or security agreement (the “Mortgage”) Tenant’s leasehold estate in the Premises created by this Lease, together with Tenant’s rights and interests in all fixtures, equipment, personalty and improvements situated thereon and all rents, issues, profits, revenues, and other income to be derived by Tenant therefrom, to secure such loans from time to time made by any person, firm or corporation to Tenant; provided, however, that such Mortgage shall in no event encumber Landlord’s fee title and interest in the Premises.

ARTICLE 13 - INSURANCE

13.1 Tenant’s Insurance. Tenant, at its sole cost and expense, commencing on the earlier of the date of Substantial Completion of the Premises, or the date Tenant is given earlier access to the Premises, and continuing during the Term, shall procure, pay for and keep in full force and effect the following types of insurance, in at least the amounts and in the forms specified below:

(a) Comprehensive or commercial general liability insurance with coverage limits of not less than the combined single limit for bodily injury, personal injury, death and property damage liability per occurrence specified in Section 1.13 insuring against any and all liability of the insured arising out of the maintenance, use or occupancy of the Premises or related to the exercise of any rights of Tenant pursuant to this Lease. All such liability insurance shall specifically insure the performance by Tenant of the indemnity agreement as to liability for injury to or death of persons and injury or damage to property set forth in Section 13.5. Further, all such liability insurance shall include, but not be limited to, personal injury, blanket contractual, cross-liability and severability of interest clauses, broad form property damage, owned, non-owned and hired vehicles and, if alcoholic beverages are served, sold, consumed or obtained in the Premises, liquor law liability;

(b) Worker’s compensation coverage in an amount adequate to comply with law, and employer’s liability coverage with a limit of not less than One Million Dollars ($1,000,000.00); and

(c) Insurance covering all of Tenant’s leasehold improvements and Alterations permitted under Article 10, (exclusive of any furniture, fixtures, artifacts, specialized improvements, equipment, signs, merchandise or other personal property) in an amount not less than their full replacement value from time to time, including replacement cost endorsement, providing protection against any peril included within the classification Fire and Extended Coverage, sprinkler damage, vandalism, malicious mischief, and such other additional perils as covered in an “all risks” standard insurance policy.

13.2 Policy Form. All policies of insurance required of Tenant herein shall be issued by insurance companies with a general policy holder’s rating of not less than “A-” and a financial rating of not less than Class “X”, as rated in the most current available “Best’s Key Rating Guide”, and which are qualified to do business in the state in which the Premises is located. All such policies, except for the Workers’ Compensation coverage, shall name and shall be for the mutual and joint benefit and protection of Landlord, Tenant and Landlord’s agents and mortgagee(s) or beneficiary(ies) as additional insureds, except for claims from the actual or alleged negligence or wrongdoing by Landlord or Landlord’s agents, mortgagee(s) or beneficiary(ies). The policies described in subparagraph (c) of Section 13.1 shall also name Landlord and Landlord’s mortgagee(s) or beneficiary(ies) as loss payees, and Landlord shall furnish to Tenant the names and addresses of such mortgagee(s) and beneficiary(ies). Executed certificates of insurance shall be delivered to Landlord prior to Tenant, its agents or employees entering the Premises for any purpose. Thereafter, executed copies of renewal certificates of insurance shall be delivered to Landlord within thirty (30) days prior to the expiration of the term of each policy or as soon thereafter as reasonably possible. All certificates of insurance delivered to Landlord must contain a provision that the company writing the policy will give to Landlord thirty (30) days’ prior written notice of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All policies required of Tenant herein shall be endorsed to read that such policies are primary policies and any insurance carried by Landlord or Landlord’s property manager shall be noncontributing with such policies provided that any insurance carried by Landlord or Landlord’s property manager shall be primary as respects the negligence of Landlord or Landlord’s property manager or their agents, mortgagee(s), beneficiary(ies) and invitees.

13.3 Blanket Policies. Notwithstanding anything to the contrary contained in this Article 13, Tenant’s obligation to carry insurance may be satisfied by coverage under so-called blanket, umbrella and/or excess liability policy or policies of insurance; provided, however, that the coverage afforded Landlord will not be reduced or diminished and the requirements set forth in this Lease are otherwise satisfied by such blanket, umbrella and/or excess liability policy or policies.

13.4 Landlord Insurance. Landlord, at all times from and after Substantial Completion of the Premises, shall maintain in effect during the Term, at Landlord’s cost, a policy or policies of insurance covering the full replacement value of the Building (including boiler and machinery) providing protection against any peril generally included in the classification “Fire and Extended Coverage”, loss of rental income insurance and such other additional insurance as covered in an “all risks” standard insurance policy. Such insurance shall be issued by insurance companies with a general policy holder’s rating of not less than “A-” and a financial rating of not less than Class “X”, as rated in the most current available “Best’s Key Rating Guide”, and which are qualified to do business in the state in which the Premises is located. Landlord’s obligation to carry this insurance may be brought within the coverage of any so-called blanket policy or policies of insurance carried and maintained by Landlord; provided, however, that the coverage afforded will not be reduced or diminished and the requirements set forth in this Lease are otherwise satisfied by such blanket policy or policies. Landlord shall list Tenant as an additional insured on such insurance and shall deliver to Tenant a certificate evidencing such designation.

13.5 Indemnity. “Landlord” for the purposes of this Section 13.5 shall mean and include Landlord and Landlord’s directors, officers, shareholders, agents and employees. To the fullest extent permitted by law and except for the negligence or willful misconduct of Landlord or Landlord’s contractors, Tenant covenants with Landlord that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person occurring from and after Substantial Completion of the Premises (or such earlier date if Tenant is given earlier access to the Premises) from any cause whatsoever related to the use, occupancy or enjoyment of the Premises by Tenant or any person holding under Tenant. Tenant shall pay for, defend (with an attorney and at rates reasonably approved by Landlord), indemnify, and save harmless Landlord against and from any real or alleged damage or injury and from all claims, judgments, liabilities, costs and expenses, including reasonable attorney’s fees and costs, arising out of or connected with Tenant’s use of the Premises and its facilities, or any repairs, alterations or improvements (including original improvements and fixtures specified as Tenant’s Work) which Tenant may make or cause to be made upon the Premises and any breach of this Lease by Tenant; provided, however, the foregoing indemnity shall not extend to the negligence or willful misconduct of Landlord or Landlord’s contractors. Landlord shall pay for, defend (with an attorney and rates reasonably approved by Tenant), indemnify, and save harmless Tenant against and from any real or alleged damage or injury and from all claims, judgments, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, arising out of or connected with the Common Areas, Landlord’s operation of the Project and its facilities, including without limitation, valet parking operations, or any repairs, alterations or improvements which Landlord may make or cause to be made to the Project, and any breach of this Lease by Landlord; provided, however, the foregoing indemnity shall not extend to the negligence or willful misconduct of Tenant or its contractors. Notwithstanding the foregoing, Landlord shall also indemnify, defend and hold harmless Tenant from any claims, judgments, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, from “Tenant Parties” (as defined herein) concerning noise, congestion or traffic arising from the regular operations of Tenant’s music venue in the Premises. The obligations to indemnify set forth in this Section 13.5 shall include all reasonable attorneys’ fees, litigation costs, investigation costs and court costs and all other costs, expenses and liabilities reasonably incurred by the indemnified party from the first notice that any claim or demand is to be made or may be made and upon determination of such obligation to indemnify and shall be reduced proportionately by the negligence of willful misconduct of Landlord or Landlord’s employees, agents, or contractors. All indemnity obligations under this Section 13.5 shall survive the expiration or termination of this Lease.

13.6 Waiver of Subrogation. Landlord and Tenant each waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Premises or its contents, or to other portions of the Project arising from any liability, loss, damage or injury caused by fire or other casualty for which property insurance is carried or required to be carried pursuant to this Lease. The insurance policies obtained by Landlord and Tenant pursuant to this Lease shall contain endorsements waiving any right of subrogation which the insurer may otherwise have against the non-insuring party.

13.7 Failure by Tenant to Maintain Insurance. If Tenant refuses or neglects to secure and maintain insurance policies complying with the provisions of this Article 13, or to provide copies of certificates or copies of renewal certificates within the time provided in Section 13.2, Landlord may, after providing reasonable written notice to Tenant of its intention to do so, secure the appropriate insurance policies and Tenant shall pay, upon thirty (30) days following demand, the cost of same to Landlord.

ARTICLE 14 – DAMAGE

14.1 Insured Casualty. In the case of damage by fire or other perils covered by the insurance maintained by Landlord or required to be maintained by Landlord as specified in Section 13.4, the following provisions shall apply:

(a) Promptly following obtaining all applicable permits (which permits Landlord shall promptly apply for and diligently seek), Landlord shall commence the repair, reconstruction and restoration of the Premises to substantially return the Premises to its prior condition (in all events to include Landlord’s Work), and shall diligently prosecute the same to completion; provided, however, that Tenant, at its cost, shall repair and restore all items of Tenant’s Work and replace its stock in trade, trade fixtures, furniture, furnishings and equipment. Tenant shall commence this work promptly upon delivery of possession of the Premises to Tenant and shall diligently prosecute same to completion. Landlord shall promptly disburse to Tenant all insurance proceeds received by Landlord for the repair and/or restoration of Tenant’s Work.

(b) Notwithstanding anything to the contrary contained in this Lease, if the Premises is materially damaged, or if the Project is destroyed to an extent of at least fifty percent (50%) of the then full replacement cost thereof as of the date of destruction (whether the casualty is insured or uninsured), then if such destruction occurs during the last two (2) years of the Term, and Tenant does not exercise any remaining extension options, or if such destruction to the Project occurs at any time if it is reasonably estimated that repair or restoration after a casualty which Landlord is obligated under the Lease to undertake will take more than two hundred seventy (270) days after the issuance of the building permit for such work to complete, Landlord and Tenant shall each have the right to terminate this Lease. In each case, the termination right shall be exercised by the terminating party giving written notice to the other party within thirty (30) days after the date of destruction and determination of the estimated time to repair. If the Lease is not so terminated, it shall remain in effect regardless of whether the actual restoration time differs from the estimate; provided, however, in the event the actual restoration time exceeds three hundred (300) days from the date of the issuance of the building permit, Tenant shall have the further right to terminate this Lease by written notice to Landlord, but only within twenty (20) days after the expiration of such three hundred (300) day period.

14.2 Uninsured Casualty. If the Premises or the Project are damaged as a result of any casualty not covered by the insurance maintained by Landlord or required to be maintained by Landlord as specified in Section 13.4, and if Landlord’s cost to repair is more than twenty percent (20%) of the replacement cost of the Project, Landlord, promptly following obtaining all applicable permits (which permits Landlord shall promptly apply for and diligently seek), shall commence repair, reconstruction or restoration of the Premises or the Project to substantially its prior condition and shall diligently prosecute the same to completion, or Landlord may elect within ninety (90) days following the date of such damage not to so repair, reconstruct or restore the damaged property, in which event, at Landlord’s option, this Lease shall cease and terminate upon the expiration of such ninety (90) day period. In the event Landlord elects to restore the Premises, then subject to the provisions of Sections 14.1(b) and 14.5, Tenant shall have the same repair, restoration and replacement obligations it has pursuant to Section 14.1(a).

14.3 Distribution of Proceeds. In the event of the termination of this Lease pursuant to this Article 14, all proceeds from the Fire and Extended Coverage insurance carried pursuant to Article 13 and all insurance covering Tenant’s permanently affixed leasehold improvements, but excluding proceeds for trade fixtures, equipment, artifacts, specialized improvements, merchandise, signs and other personal property, shall be disbursed and paid to Landlord.

14.4 Abatement. In the event of repair, reconstruction and restoration, as provided in this Article 14, the Per Ticket Rent, payable hereunder shall be thereafter abated proportionately with the degree to which Tenant’s use of the Premises is impaired during the remainder of the period of repair, reconstruction and restoration. Tenant shall continue the operation of its business on the Premises during any such period to the extent reasonably practicable from the standpoint of prudent business management. Tenant shall not be entitled to any compensation or damages from Landlord, beyond the aforementioned Per Ticket Rent abatement, for loss of use of the whole or any part of the Premises or the Building of which the Premises are a part, Tenant’s personal property or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

14.5 Tenant Rights. Notwithstanding anything contained herein to the contrary, if the restoration of any damage to the Premises and/or any portion of Project which adversely affects the operation of Tenant’s business from the Premises or access thereto or parking therefor cannot be completed within six (6) months following the date of the damage, Tenant may, at its option, within sixty (60) days after the date of such damage, give written to Landlord terminating this Lease as of a date to be specified in such notice, which date shall be not more than sixty (60) days after the giving of such notice. Further, if Landlord does not promptly commence any repairs or rebuilding as contemplated by the terms of this Article and with reasonable diligence continue with the restoration or if Landlord shall fail to diligently complete any repairs or rebuilding as contemplated by the terms of this Article within six (6) months after the occurrence of such damage, Tenant shall have the right, upon written notice to Landlord, in addition to other rights provided herein, to terminate this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to terminate this Lease in the event the damage or destruction not covered by the insurance required to be maintained by Tenant pursuant to this Lease exceeds twenty percent (20%) of the replacement cost of the improvements to be repaired by Tenant. The determination of whether the restoration can be made within the time specified in this Article shall be in the mutual judgment of both Landlord and Tenant within twenty (20) days of the occurrence of the damage. If Landlord and Tenant cannot agree, the determination shall be made by an independent contractor mutually acceptable to both Landlord and Tenant.

ARTICLE 15 - EMINENT DOMAIN

15.1 Taking. The term “Taking”, as used in this Article 15, shall mean an appropriation or taking under the power of eminent domain by any public or quasi-public authority or a voluntary sale or conveyance in lieu of condemnation but under threat of condemnation.

15.2 Total Taking. In the event of a Taking of the entire Premises or the entire Common Area, this Lease shall terminate and expire as of the date possession is delivered to the condemning authority and Landlord and Tenant shall each be released from any liability accruing pursuant to this Lease after the date of such termination.

15.3 Partial Taking. If there is a Taking of a material portion of the Premises, or a material portion of the Project regardless of the amount taken, and if the Premises is not, in the parties’ mutual determination, suitable for the continued operation of Tenant’s business, Tenant may terminate this Lease upon giving notice in writing of such election to Landlord within thirty (30) days after receipt by Tenant from Landlord of written notice that a portion of the Premises or the Project has been so appropriated or taken. In each case, the termination of this Lease shall be effective as of the date Tenant is required to vacate all or a portion of the Premises or the condemning authority takes possession, whichever is earlier.

15.4 Award. The entire award or compensation in any such condemnation proceeding, whether for a total or partial Taking, or for diminution in the value of the leasehold or for the fee, shall belong to and be the property of Landlord. Without derogating the rights of Landlord under the preceding sentence, Tenant shall be entitled to recover from the condemning authority such compensation as may be separately awarded by the condemning authority to Tenant or recoverable from the condemning authority by Tenant in its own right for the taking of trade fixtures and equipment owned by Tenant and for the expense of removing and relocating its trade fixtures and equipment and for goodwill.

15.5 Continuation of Lease. In the event of a Taking, if Tenant elects not to terminate this Lease as provided above, Landlord agrees, at Landlord’s cost and expense as soon as reasonably possible after the Taking, to restore the Premises and/or the Common Areas necessary for Tenant to reasonably operate from the Premises (to the extent of the condemnation proceeds) on the land remaining to a complete unit of like quality and character as existed prior to the Taking and, thereafter, Per Ticket Rent payable by Tenant hereunder shall be reduced on an equitable basis, taking into account the relative value of the portion taken as compared to the portion remaining, and Landlord shall be entitled to receive the total award or compensation in such proceedings; provided, however, if Landlord does not so fully restore the Premises or the Common Area, Tenant shall have the right to terminate this Lease.

ARTICLE 16 - DEFAULTS BY TENANT

16.1 Events of Default. Upon the occurrence of one or more of any of the following events, (each an “Event of Default”), Tenant shall be deemed to be in default under the terms of this Lease and Landlord may treat any such occurrence as a breach of this Lease and Landlord shall have the remedies set forth in Section 16.2.

(a) Tenant fails to make any payment of Per Ticket Rent and such failure continues for a period of ten (10) business days after written notice from Landlord to Tenant; or

(b) Tenant fails to perform or observe any other covenant, condition, or agreement of this Lease, which failure is not cured within thirty (30) business days after the giving of notice thereof by Landlord; provided, however, if such default is of such nature that it cannot be cured within such thirty (30) day period, then Tenant shall have such additional reasonable period of time to cure so long as Tenant has commenced the curing of such default within such thirty (30) day period and thereafter diligently prosecutes the cure to completion.

(c) The making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged bankrupt or a petition reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur.

16.2 Remedies. Landlord may treat the occurrence of any one (1) or more of the foregoing events as an Event of Default and, in addition to any or all other rights or remedies of Landlord, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to Tenant or any other person:

(a) to declare the Term ended and to re-enter and take possession of the Premises and remove all persons therefrom, or

(b) without declaring this Lease terminated and without terminating Tenant’s right to possession, to re-enter the Premises and occupy the whole or any part for and on account of Tenant and to collect any unpaid rentals and other charges which have become payable, or which may thereafter become payable, or

(c) even though it may have re-entered the Premises as provided in clause (b) above, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises. In any case in which Landlord shall re-enter and occupy the whole or any part of the Premises, by unlawful detainer proceedings or otherwise, Landlord, at its option, may repair, alter, subdivide or change the character of the Premises from time to time in such manner as Landlord deems best, may relet the Premises or any part thereof and receive the rents therefor, and none of such actions shall constitute a termination of this Lease or a release of Tenant from any liability hereunder. Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any charges later accruing by any re-entry of the Premises pursuant to Section 16.2(b) above, or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease.

16.3 Termination of Lease. Should Landlord elect to terminate this Lease pursuant to the provisions of Sections 16.2(a) or (c) above, Landlord may recover from Tenant, as damages, the following: (a) the worth at the time of award of any unpaid rental which had been earned at the time of the termination; plus (b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of rental loss Tenant proves could have been reasonably avoided; plus (c) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; plus (d) any other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom plus, at Landlord’s election, any other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the state in which the Premises is located; provided, however, and notwithstanding anything to the contrary contained in this Lease, the sum of the foregoing items shall in no event exceed an amount equal to the total amount of Per Ticket Rent paid to Landlord under this Lease in the six months having the highest total of Per Ticket Rent due to Landlord during the twelve months preceding the date of termination.

As used in subparagraphs (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in subparagraph (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank situated nearest to the location of the Project at the time of award plus one percent (1%).

16.4 Mitigation. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby agrees that it will use commercially reasonable efforts to mitigate Landlord’s damages following an Event of Default under this Lease.

ARTICLE 17 - SUBORDINATION, ATTORNMENT

AND TENANT’S CERTIFICATE

17.1 Subordination. Upon written request of Landlord, Landlord’s mortgagee, the beneficiary of a deed of trust of Landlord or a lessor of Landlord, Tenant will subordinate its rights pursuant to this Lease in writing to the lien of any mortgage, deed of trust or the interest of any lease in which Landlord is the lessee (or, at Landlord’s option, cause the lien of said mortgage, deed of trust or the interest of any lease in which Landlord is the lessee to be subordinated to this Lease) and to all advances made or hereafter to be made upon the security thereof.

17.2 Attornment. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage made by Landlord encumbering the Premises, or should a lease in which Landlord is the lessee be terminated, Tenant shall attorn to the purchaser or lessor under such lease upon any foreclosure, sale or lease termination and recognize the purchaser or lessor as Landlord under this Lease and the purchaser or lessor shall acquire and accept the Premises subject to this Lease.

17.3 Non-Disturbance Agreement. Notwithstanding anything to the contrary contained herein, the obligation of Tenant to subordinate its rights to the lien of any mortgage, deed of trust or the interest of any lease in which Landlord is the lessee shall be conditioned upon Tenant receiving a non-disturbance agreement in the form attached hereto as Exhibit F or otherwise in form acceptable to Tenant.

17.4 Estoppel Certificates. Within twenty (20) days after written request from either party in connection with a sale, financing, assignment or other transfer of such party’s interest in this Lease, the non-requesting party shall execute and deliver to the requesting party or its designee (and the requesting party and each designee may rely thereon) an estoppel certificate certifying that, to Tenant’s actual knowledge, (a) that this Lease is unmodified (except for any amendments or modifications specifically stated) and in full force and effect (as modified or amended, if at all), (b) the date through which Base Rent has been paid, (c) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of the other party hereunder or specifying such defaults if any are claimed (d) that, if applicable, Tenant has occupied the Premises, and (e) the Commencement Date and the expiration date of the Term.

ARTICLE 18 – REPRESENTATIONS AND WARRANTIES; MATTERS OF RECORD

18.1 Representations and Warranties. Landlord represents, warrants and covenants: (a) the Premises are zoned for Tenant’s Permitted Use and that all necessary Permits and discretionary approvals have been or will be timely obtained by Landlord prior to the Commencement Date, including without limitation any permit required for Tenant’s proposed use of the Premises for the at occupancy required by this Lease, including any conditional use permit, liquor license requirement or food service permits, if necessary, and all mitigation and other discretionary (including sewer) fees have been or will be paid by Landlord, so as to permit Tenant to construct the Premises and operate its business in the manner contemplated by Tenant under this Lease; (b) Tenant’s Lease and the use of the Premises by Tenant as permitted in the Lease will not violate any conditions, covenants or restrictions, or other documents of record, affecting the Building, Project or Development, or the terms and provisions of any lease for other space in the Building, Project or Development; (c) at the Commencement Date, the Premises shall be free and clear in all material respects of any Hazardous Materials, including asbestos, except as otherwise provided herein; (d) the Premises shall be seismically constructed or updated at Landlord’s expense as required by law and/or local ordinance as may be applicable to Tenant’s proposed use, prior to Tenant’s occupancy of the Premises; (e) the execution and delivery of this Lease on behalf of Landlord is duly authorized and each individual executing this Lease is authorized to execute and deliver this Lease on behalf of Landlord; (f) the execution, delivery and performance of this Lease by Landlord will not breach or constitute a default under or grounds for the acceleration of maturity of any agreement, indenture or undertaking or other instrument to which Landlord is a party or by which Landlord or any of its property may be bound or affected; (g) as of the date of execution of this Lease, the Project and Development are free from defects, known to the Landlord after reasonable investigation, that would materially and adversely affect Tenant’s use of the Premises as permitted under this Lease; (h) Tenant shall have the right to operate its business at the minimum occupancies identified in Exhibit B seven days per week throughout the Lease Term, as such term may be extended; (i) truck and bus parking for Tenant’s guests and other invitees (including artists and other performers) shall be reasonably available and accessible at all times of the day, seven days per week throughout the Term; (j) any covenants, conditions, restrictions, easements, ground leases, mortgages or deeds of trust currently of record, including but not limited to any condominium declaration, as same may be amended or modified, shall not interfere with or prevent Tenant from using the Premises for the use set forth in Section 1.12, and shall not diminish the rights or increase the obligations of Tenant under this Lease; (k) neither all nor any part of the Building has been designated or is subject to any type of historical designation by any state, federal, local, governmental or quasi-governmental authority or agency; (l) there are no pending condemnation proceedings, proposed special tax assessments or other adverse conditions relating to the Premises; and (m) as of the Effective Date of this Lease and as of the Commencement Date, that the Landlord is the fee title owner of and has all requisite rights, title and interest to the land and improvements comprising the Premises.

ARTICLE 19 – HAZARDOUS MATERIALS; LATENT DEFECTS

19.1 Hazardous Materials. As used herein, the term “Hazardous Materials” shall mean any wastes, materials or substances (whether in the form of liquids, solids or gases, and whether or not air-borne), which are or are deemed to be (i) pollutants or contaminants, or which are hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or to the environment, or which are regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto, including, without limitation, any such items or substances which are regulated by any of the Environmental Laws (as defined herein), as the same may be amended from time to time; (ii) listed as a chemical known to cause cancer or reproductive toxicity; or (iii) a pesticide, petroleum, including crude oil or any fraction thereof, asbestos or an asbestos- containing material, a polychlorinated biphenyl, radioactive material, or urea formaldehyde.

19.2 Environmental Laws. In addition to the laws referred to in Section 19.1 above, the term “Environmental Laws” shall include, without limitation, 33 U.S.C. Section 1251 et seq., 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 7401 et seq. and 42 U.S.C. Section 9601 et seq., as the same may be amended from time to time, or any successor(s) thereto, all local, state and federal laws, judgments, ordinances, orders, rules, regulations, codes and other governmental restrictions, guidelines and requirements, any amendments and successors thereto, replacements thereof and publications promulgated pursuant thereto, which deal with or otherwise in any manner relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind.

19.3 Use of Hazardous Materials. Tenant agrees that during the Term of this Lease, there shall be no use, presence, disposal, storage, generation, leakage, treatment, manufacture, import, handling, processing, release, or threatened release of Hazardous Materials on, from or under the Premises by Tenant (individually and collectively, “Hazardous Use”) except to the extent that, and in accordance with such conditions as, Landlord may approve by written notice to Tenant, which approval Landlord may give or withhold in its sole and absolute discretion; provided, however, Tenant shall (without Landlord’s consent) be entitled to use and store those Hazardous Materials which are (i) typically used in the ordinary course of its business for use in the manner for which they were designed and in such limited amounts as may be normal, customary and necessary for Tenant’s business in the Premises, and (ii) in full compliance with Environmental Laws, and all judicial and administrative decisions pertaining thereto.

19.4 Compliance. Tenant agrees that during the Term of this Lease Tenant shall not be in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, soil, water, or environmental conditions on, under or about the Premises including, but not limited to, the Environmental Laws.

19.5 Inspection and Testing by Landlord. If Landlord reasonably believes that Tenant is in violation of the provisions of this Section, Landlord shall have the right at all reasonable times during the term of this Lease, at Landlord’s cost, to conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section. Except in case of emergency, Landlord shall give reasonable notice to Tenant before conducting any inspections, tests, or investigations. Neither any action nor inaction on the part of Landlord pursuant to this Section 19.5 shall be deemed in any way to release Tenant from, or in any way modify or alter, Tenant’s responsibilities, obligations, and/or liabilities incurred pursuant to this Article 19.

19.6 Landlord’s Representation. Landlord represents, warrants and covenants to Tenant that: (i) to its knowledge but after commercially reasonable investigation, that there are no Hazardous Materials, in, on, under, below or otherwise located on or about the Premises or the Project except for normal office and cleaning supplies, provided all such supplies are stored and disposed of in compliance with all laws and regulations; (ii) there is no threatened release or migration of any Hazardous Materials onto, beneath, upon or about the Premises or the Project; and (iii) Landlord has not received notice of any violation or threatened violation of any Environmental Law which shall include any Hazardous Materials which, in their present state, are in violation of Environmental Laws). Prior to the Delivery Date, Landlord shall remediate, rectify and cure all existing Hazardous Materials (including but not limited to asbestos remediation) in the Premises and the Project at Landlord’s sole cost and expense. If Tenant discovers any Hazardous Materials on or about the Premises or the Project and provided such presence is not due to Tenant acts and materially threatens the health, safety or welfare of Tenant’s employees, invitees or guests, Tenant shall have the option to terminate its obligations under the Lease by delivering written notice to Landlord. Landlord shall indemnify, protect, defend and hold harmless Tenant, its successors, assigns and subtenants, agents, employees, officers and directors from any and all losses, damages, liabilities, judgments, costs, claims, expenses and penalties, including but not limited to attorneys’ fees, court costs and consultants fees: (x) arising out of or involving any Hazardous Material existing on the Premises or Project prior to the Delivery Date; (y) due to Landlord’s breach of its foregoing representation; or (z) due to Landlord’s acts or omissions with respect to Hazardous Materials beneath, on, upon or about the Premises or Project. Notwithstanding anything contained to the contrary herein, the cost to remediate, remove or otherwise rectify existing Hazardous Material violations shall be borne solely by Landlord.

19.7 Latent Defects. Landlord, at Landlord’s sole cost and expense, shall be responsible for the repair and remediation of any and all structural defects including roof and flooring, asbestos, asbestos containing materials and/or latent defects in the Project over the Term.

19.8 Tenant’s Indemnity. Tenant will indemnify, defend and hold harmless Landlord from and against all damages, costs, losses, expenses (including, without limitation, attorneys’ fees and engineering fees) arising from or attributable to (i) the existence of any Hazardous Materials at the Premises or the Project as a result of the acts of Tenant or its agents, employees or contractors or Tenant’s use and occupancy of the Premises; (ii) any breach by Tenant of any of its covenants contained in this Article 19, and (iii) items which exist in the Premises that do not constitute existing Hazardous Material violations but, as a result of any action or construction activity by Tenant, constitute a violation of law or require remediation pursuant to any governmental or quasi-governmental authority, agency or law. Notwithstanding anything contained herein to the contrary, Landlord shall be responsible for the removal, remediation and ongoing monitoring for any asbestos in the Premises at Landlord’s sole cost and expense throughout the Term.

ARTICLE 20 - MISCELLANEOUS

20.1 Notices. Every notice, demand or request (collectively “Notice”) required hereunder or by law to be given by either party to the other shall be in writing. Notices shall be given by personal service or by United States certified or registered mail, postage prepaid, return receipt requested, or by same day or overnight private courier, addressed to the party to be served at the address indicated in Section 1.15 or such other address as the party to be served may from time to time designate in a Notice to the other party and any Notice shall be deemed given upon receipt or refusal. Copies of any Notice shall be sent to the addresses, if any, designated for service of copies of Notices in Section 1.15.

20.2 Force Majeure Delay / Pandemic Restriction Delay.

(a) As used herein, the terms (i) “Force Majeure Event” or “Force Majeure Delay” shall mean any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, acts of terrorism, fire or other casualty, war and other declared national emergency and other causes (except financial) beyond the reasonable control of the party obligated to perform and, except as otherwise provided in this Lease, shall excuse the performance by that party for a period equal to the prevention, delay or stoppage, and (ii) “Pandemic Restriction Event” or “Pandemic Restriction Delay” shall mean any prevention, delay or stoppage due to a federal, state or municipal authority recognized epidemic, pandemic or outbreak of communicable disease, or similar medical emergency which, in accordance with guidance, mandate, order or other directive issued by such federal, state or municipal authority, adversely affects business operations similar to the Permitted Use in the city or county in which the Premises is located beyond the reasonable control of the party obligated to perform and, except as otherwise provided in this Lease, shall excuse the performance by that party for a period equal to the prevention, delay or stoppage.

(b) If a Force Majeure Event or Pandemic Restriction Event occurs, the party claiming such delay (“Claiming Party”) will give written notice (“Delay Notice”) to the other party within ten (10) business days after first learning of the occurrence of such delay. Subject to subsections (c) and (d) below, if the Claiming Party fails to timely give the Delay Notice, the Claiming Party will have the extension in deadlines to which it would otherwise be entitled to (but for the late notice), reduced on a day-for-day basis for each day that the notice is late.

(c) No Force Majeure Event shall apply or operate to excuse Tenant from the payment of rent or any other amount due under and in accordance with the terms of this Lease, provided, however, that during any Force Majeure Event or Pandemic Restriction Event, Tenant shall continue to pay Landlord only those participation, percentage, or co-pro amounts that are actually earned from Events that are in fact held, but Tenant shall have no obligation to pay (and any requirement shall be suspended for the duration of such event) any ticket shortfall fees, minimum event fees, attendance guarantees, or other minimum/assumed Event-based payments to the extent the underlying Event(s) is prevented, delayed, reduced in capacity, or materially impaired by such Force Majeure Event or Pandemic Restriction Event. If Events may proceed but at a governmentally imposed or venue-imposed capacity reduction arising from a Pandemic Restriction Event, any ticket shortfall, minimum, or assumed Event-based amount shall be reduced proportionally to the permitted capacity for such Event. Except as provided in this Section 20.2, no Pandemic Restriction Event shall apply or operate to excuse Tenant from the payment of any other amount due under and in accordance with the terms of this Lease.

20.3 Termination and Holding Over. Upon the expiration or earlier termination of the Term, Tenant shall peaceably and quietly surrender the Premises broom-clean, reasonable wear and tear and any damage and condemnation to the Premises excepted. Tenant shall have no obligation to remove any improvements, alterations, fixtures, equipment or personal property from the Premises upon the expiration of the Lease. Subject to the foregoing, Tenant shall have the right to remove from the Premises all of Tenant’s trade fixtures, furniture, equipment, signs, improvements, additions and Alterations to the extent such items are not permanently affixed to the Premises and specialized improvements and artifacts, and repair any material damage occasioned to the Premises by reason of such removal. Should Tenant hold over in the Premises beyond the expiration or earlier termination of this Lease, the holding over shall not constitute a renewal or extension of this Lease or give Tenant any rights under this Lease. In such event, Landlord may treat Tenant as a tenant at will, subject to all of the terms and conditions in this Lease, except that any Per Ticket Rent shall be an amount equal to [***] percent ([***]%) of then effective Per Ticket Rent which was payable by Tenant during the prior the twelve (12) month period immediately preceding the expiration or earlier termination of this Lease.

20.4 Waiver. Any waiver by either party of a breach by the other party of a covenant of this Lease shall not be construed as a waiver of a subsequent breach of the same covenant. No covenant, term or condition of this Lease shall be deemed waived by either party unless waived in writing.

20.5 Integration. It is understood that there are no oral or written agreements or representations between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, agreements and understandings, if any, between Landlord and Tenant. No provision of this Lease may be amended except by an agreement in writing signed by Landlord and Tenant.

20.6 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises is located without giving effect to the choice of law provisions thereof.

20.7 Lease Binding on Successors and Assigns. Subject to the terms of this Lease, all rights and obligations of Landlord and Tenant under this Lease shall extend to and bind the respective heirs, executors, administrators and the permitted concessionaires, successors, subtenants and assignees of the parties. If there is more than one (1) Landlord or Tenant hereunder, each shall respectively be bound jointly and severally by the terms, covenants and agreements contained in this Lease.

20.8 Authorization. If Tenant or Landlord is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of the corporation, partnership or limited liability company (in his/her representative capacity only) represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the corporation, partnership or limited liability company and that this Lease is binding upon the corporation, partnership or limited liability company.

20.9 Broker Commissions. Tenant represents and warrants that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Lease and agrees to hold Landlord harmless from any cost, expense or liability for any compensation, commission or charges claimed by any other realtors, brokers or agents claiming by, through or on behalf of Tenant with respect to this Lease and/or the negotiation hereof. Landlord represents and warrants that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Lease, and agrees to hold Tenant harmless from any cost, expense or liability for any compensation, commission or charges claimed by any other realtors, brokers or agents claiming by, through or on behalf of Landlord with respect to this Lease and/or the negotiation hereof.

20.10 Recordation of Memorandum of Lease. This Lease shall not be recorded by either party hereto. At Tenant’s request, Landlord shall execute, acknowledge and deliver to Tenant a memorandum of this Lease, which Tenant is authorized to record in the applicable recorder’s office.

20.11 Assignment by Landlord. Should Landlord sell, exchange or assign this Lease (other than a conditional assignment as security for a loan), then Landlord, as transferor, shall be relieved of any and all obligations on the part of Landlord accruing under this Lease from and after the date of such transfer provided that Landlord’s successor in interest shall assume such obligations from and after such date. Written notice of any such transfer shall be given to Tenant.

20.12 Interest Rate. Except where another rate of interest is specifically provided for in this Lease, and except as otherwise provided in this Lease, any amount due from either party to the other under this Lease which is not paid when due, shall bear interest at the rate per annum (“Interest Rate”) equal to the prime interest rate published from time to time by the Wall Street Journal plus two (2) percentage points (but in no event to exceed the maximum lawful rate) from the date such amount was originally due to and including the date of payment.

20.13	Landlord Default.

(a) Except as otherwise expressly provided in this Lease, the occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Landlord: (a) Landlord’s failure to do, observe, keep and perform any of the terms, covenants, conditions, agreements or provisions of this Lease required to be done, observed, kept or performed by Landlord, within thirty (30) days after written notice by Tenant to Landlord of said failure (except when the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion); or (b) the failure of any representation or warranty to be true in any material respect when deemed given hereunder. Tenant shall use reasonable efforts to give to any holder of indebtedness secured by a first lien upon the Premises whose address has previously been provided to Tenant, a copy of any notice of default served upon the Landlord. Tenant further agrees that any such holder of indebtedness shall have the right to cure any Landlord default within the time period provided for such cure by Landlord pursuant to this Lease.

(b) If a Landlord default is not cured within the specified time period, Tenant may exercise any right or remedy available to it at law or in equity or under this Lease. In the event of a default by Landlord, Tenant, at its option, without further notice or demand, shall have the right to any one or more of the following remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein: (a) to remedy such default or breach and deduct the reasonable costs thereof (including reasonable attorneys’ fees) as hereinafter provided; (b) to pursue the remedy of specific performance; (c) to seek money damages for loss arising from Landlord’s failure to discharge its obligations under the Lease; and (d) to terminate the Lease. In addition, Tenant shall have the right to cure any such default and Landlord shall reimburse Tenant for the reasonable cost thereof, plus interest at the Interest Rate from the date of Tenant’s expenditure until reimbursement, within thirty (30) days following receipt from Tenant of invoices or other reasonable evidence of the amount of such costs. Should Landlord so fail to pay Tenant any amount due Tenant, Tenant may, notwithstanding anything to the contrary contained in this Lease, deduct and offset such amount (including interest at the Interest Rate from the time of Tenant’s expenditure until repaid) the succeeding monthly payments of Per Ticket Rent otherwise payable under this Lease until Tenant has recovered the total amount then due and outstanding to Tenant. All rights, options and remedies of Tenant contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Tenant shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. Nothing herein contained shall relieve Landlord from its obligations hereunder, nor shall this Section be construed to obligate Tenant to perform Landlord’s repair obligations.

20.14 Liens. Neither Tenant nor Landlord shall permit any mechanic’s, materialman’s or other lien against the Premises or the Project in connection with any labor, materials or services furnished or claimed to have been furnished by or on behalf of such party. If any such lien shall be filed against the Premises or Project, the party charged with causing the lien shall cause the same to be discharged by payment, bond or otherwise within ten (10) days after the filing thereof, provided, however, that either party may contest any such lien, so long as the enforcement thereof is stayed by operation of law, expungement of lien, order of Court or otherwise. Each party shall indemnify, defend and hold harmless the other from and against any and all costs, losses, liabilities, claims, demands and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising as a result of any mechanic’s, materialman’s or other lien filed against the Premises or the Project in connection with any labor, materials or services furnished or claimed to have been furnished on behalf of the indemnifying party.

20.15 Waiver of Jury Trial. Landlord and Tenant desire and intend that any disputes arising between them with respect to or in connection with this Lease be subject to expeditious resolution in a court trial without a jury. Therefore, Landlord and Tenant each hereby waive the right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or other hearing brought by either Landlord against Tenant or Tenant against Landlord on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation, emergency or otherwise, now or hereafter in effect. In the event that the waiver of jury trial is not enforceable under the law applicable to this Lease, Landlord and Tenant agree that any claim between the parties, including any question of law or fact relating thereto, shall, at the written request of Landlord or Tenant, be determined by judicial reference pursuant to the law applicable to this Lease. Landlord and Tenant shall select a single neutral referee, who shall be a retired state or federal judge. In the event that Landlord and Tenant cannot agree upon a referee, the court shall appoint the referee. The referee shall report a statement of decision to the court. Nothing in this Section shall limit the right of Landlord and Tenant at any time to exercise self-help remedies or obtain provisional remedies. Landlord and Tenant shall bear the fees and expenses of the referee equally, unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation and enforceability of this Section. Landlord and Tenant acknowledge that if a referee is selected to determine such, then the claims will not be decided by a jury.

20.16 Parking. Landlord hereby covenants and agrees to provide sufficient parking and such related improvements as Tenant may reasonably require in its operation at the Premises and at all times provide at least 7,500 parking spaces located at the Project or the Premises. To the extent Landlord has any parking spaces available for rent at or near the Project, Landlord will offer those parking spaces to Tenant on terms equally favorable to the terms offered to Landlord’s other tenants, residents, occupants and/or guests.

20.17 Prevailing Party. In the event that, at any time after the date of this Lease, either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease or any default hereunder, the party not prevailing in such action or proceeding shall reimburse the prevailing party for its reasonable attorneys’ fees, and all reasonable fees, costs and expenses incurred in connection with such action or proceeding, including, without limitation, any post-judgment fees, costs or expenses incurred on any appeal or in collection of any judgment.

20.18 Exhibits Incorporated by Reference. All of the exhibits referenced in this Lease are incorporated herein by this reference.

20.19 Quiet Enjoyment. Provided Tenant is not in default (after notice and expiration of any applicable cure period) in the payment of any obligation or the performance of any covenant, Tenant shall hold and enjoy the Premises during the Term without hindrance or disturbance from or by Landlord. In particular, Landlord agrees that, so long as Tenant pays the rent and performs its other covenants and agreements herein set forth, Landlord shall indemnify, defend and hold harmless Tenant from any complaints by (i) other tenants, occupants or owners of the Project, or such other tenants’, occupants’ or owners’ invitees or guests, and (ii) tenants, occupants or owners, and such other tenants’, occupants’ or owners’ invitees or guests, of any other real property adjacent to the Project which is or may become directly or indirectly owned or controlled by Landlord or by an affiliate of Landlord or by any of the members thereof or the principals of any such members, concerning, without limitation, congestion, noise, vibration or traffic arising from Tenant’s operations at the Project.

20.20 Consents. Except for determinations expressly described as being in the sole discretion of the applicable party, neither Landlord nor Tenant shall unreasonably withhold condition or delay any consent, approval or other determination provided for hereunder, and determinations subject to sole discretion shall not be unreasonably delayed. In addition to the foregoing, whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations make allocations or other determinations, or otherwise exercise rights or fulfill obligations, Landlord and Tenant shall act reasonably and in good faith.

20.21 Waiver of Liens. Landlord waives all statutory and contractual liens which it may be entitled to assert against any of Tenant’s property as security for the payment of rent or the performance of any other obligation of Tenant hereunder.

20.22 Sound from Premises. Landlord acknowledges that the performances at the Premises produce significant sound at high decibel levels and vibration and that the decibel levels and vibration generated from such performances could affect tenants or occupants at the Project or within any other property owned, leased or controlled by Landlord adjacent to the Project (collectively, the “Complex”). Notwithstanding anything to the contrary contained in this Lease and provided that Tenant is in accordance with all applicable Laws, Landlord shall indemnify, defend and hold harmless Tenant from claims and liabilities from all tenants or occupants of the Complex or such tenants’ or occupants’ invitees or guests (collectively, “Tenant Parties”) concerning noise or vibration arising from the regular operations of Tenant’s entertainment venue; provided that such indemnity shall not apply to claims from parties who are not Tenant Parties. Landlord hereby releases Tenant from and agrees to waive any and all claims, actions, damages, liabilities, costs and expenses (including reasonable attorney and other professional fees), judgments, penalties and fines arising from noise, vibration or both generated from performances at the Premises. For any lease or operation of premises that is adjacent or near to the Premises (whether near or next to, above or below the Premises) entered, Landlord shall require the tenant or operator to install proper sound and vibration insulation within its premises so that objectionable noises and vibrations do not emanate therefrom and disturb Tenant’s use of the Premises or enter into its premises from the Premises. Further, Landlord agrees to use its best efforts to obtain written waivers from any current or prospective tenant or occupant of the Complex as to noise, vibration, or nuisance in such tenant’s leases in substantially such form as attached hereto as Exhibit G.

20.23 Satellite Dishes. At its expense, Tenant shall have the right to place one or more satellite dishes and/or other communications equipment in a location on or as close to the Premises as allowed by applicable law, and to install the wiring and equipment necessary to connect such communications equipment to the Premises.

20.24 Sponsorship Rights. . Landlord shall retain all sponsorship and naming rights for the Premises and Project (collectively, “Sponsorship”). Sponsorship receipts are excluded from Adjusted Gross Revenues, Co-Pro Pot and Venue Profits, and all costs, fees, commissions, and expenses to procure, service, or deliver Sponsorship, including agency fees, sales commissions, production, buildouts, creative, and in-venue activations, shall be borne solely by Landlord and shall not be treated as Event Expenses, Event Expenses, or otherwise reduce Adjusted Gross Revenues, or Venue Profits. All Sponsorship impacting Tenant’s operations at the Premises shall require Tenant’s prior written approval, not to be unreasonably withheld, conditioned, or delayed. It shall be considered reasonable for Tenant to withhold approval if the proposed Sponsorship: (i) is prohibited under Tenant’s brand guidelines or materially impacts product or vendor terms; (ii) presents material reputational risk to Tenant; or (iii) would materially affect Tenant’s ability to operate Events at the Venue.

20.25 Interpretation; Severability. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and shall not be construed strictly for or against Landlord or Tenant. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof. Captions used in this Lease are for convenience only and shall have no effect on the interpretation of any part hereof.

20.26 Non-Disclosure. Landlord and Tenant agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Each of the parties hereto agrees that such party, and its respective partners, officers, directors, employees, agents and attorneys, shall not disclose the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction or as required under the Exchange Act, and the regulations promulgated thereunder; provided, however, that each party may disclose the terms hereof to its lenders or prospective lenders or its accountants who audit its financial statements or prepare its tax returns, to any prospective transferee of all or any portions of its interests hereunder, to any governmental entity agency or person to whom disclosure is required by applicable law or regulation and to its attorneys, including without limitation in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder.

20.27 Press Releases. All press releases, public announcements, media advisories, interviews, promotional statements, or similar public communications relating to this Lease, the Premises, or the transactions contemplated herein (collectively, “Public Statements”) shall be prepared jointly by Landlord and Tenant and shall require the mutual prior written approval of both Parties. Landlord shall not issue or cause to be issued any Public Statement, whether written or oral, without Tenant’s prior written consent.

20.28 Time of the Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the parties under this Lease.

20.29 Lease Binding. This Lease shall have no force and effect until it is executed by Landlord and Tenant and a fully executed original has been delivered by Landlord to Tenant. Notwithstanding any signature on behalf of Tenant, this Lease shall not be binding on Tenant until approved by the Board of Directors of Tenant as evidenced by minutes or other actions by written consent reflecting approval of this Lease.

20.30 Counterparts. This Lease may be executed in any number of counterparts, all of which will be considered one and the same Lease notwithstanding that all parties hereto have not signed the same counterpart. Signatures on this Lease which are transmitted electronically shall be valid for all purposes. Any party shall, however, deliver an original signature on this Lease to the other party upon request.

20.31 No Obligation to Others. It is agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord or Tenant to be responsible in any way for the debts or obligations of the other party or any other party. The parties hereto do not intend to confer enforceable rights upon any person not a party hereto except as may be specifically provided herein.

20.32 Execution by Landlord. Landlord hereby represents and warrants to Tenant that Landlord has full power and authority to enter into this Lease without the necessity of obtaining any consent or further authorization and the person signing on behalf of such party has been fully authorized to do so by all necessary corporate, membership, shareholder or partnership action.

20.33 Mutual Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO CLAIM OR MAKE A RECOVERY FOR ANY CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, AND EACH PARTY HEREBY UNCONDITIONALLY AND ABSOLUTELY WAIVES ALL CLAIMS FOR ANY CONSEQUENTIAL, PUNITIVE AND SPECIAL DAMAGES. IN NO EVENT SHALL THE FOREGOING BE DEEMED TO WAIVE OR MODIFY LANDLORD’S OR TENANT’S OBLIGATIONS UNDER THIS LEASE TO INDEMNIFY THE OTHER PARTY AGAINST THIRD PARTY CLAIMS.

20.34 Tenant’s Operations. Landlord will neither directly nor indirectly knowingly initiate or support any action that would adversely impact Tenant’s operations at the Premises, including but not limited to as to hours of operation, applicable sound ordinances, etc. Moreover, if requested by Tenant, Landlord will use commercially reasonable efforts to assist Tenant with opposing any such action.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the Effective Date.

LANDLORD:

By:	/s/ JW Roth

Name:	JW Roth

Title:	CEO

TENANT:

By:	/s/ Rick Mueller

Name:	Rick Mueller

Title:	SVP Business Development

EXHIBIT A

SITE PLAN

EXHIBIT B

PREMISES BREAKDOWN

EXHIBIT C

CONSTRUCTION SCHEDULE

EXHIBIT D

LANDLORD’S WORK

EXHIBIT E

OPERATIONAL ELEMENTS

EXHIBIT F

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT G

FORM OF WAIVER AND RELEASE